Exhibit 99.1

Notification of Put Right
to Holders of Common Stock of Theravance, Inc.

July 20, 2007

As a holder of common stock (the “Common Shares”) of Theravance, Inc. (“Theravance”), you have the right under the Restated Certificate of Incorporation of Theravance, as amended (the “Restated Certificate”) to require Theravance to purchase up to fifty percent (50%) of the Common Shares (the “Put Right”) held by you for $19.375 in cash per Common Share during the period from August 1, 2007 until 5:00 p.m. Eastern Daylight Time on September 12, 2007 (the “Put Period”).  The deadline of 5:00 p.m. Eastern Daylight Time on September 12, 2007 may be extended through public announcement by Theravance to the extent required to comply with United States federal securities laws.

The amount to be paid by Theravance for the Common Shares for which the Put Right is properly exercised is $19.375 per Common Share.

In order to exercise your Put Right, you must validly deliver your Common Shares, together with a properly completed and executed letter of transmittal, to The Bank of New York (“BNY”), no later than 5:00 p.m. Eastern Daylight Time on September 12, 2007.  Definitive offering and related documents, including a letter of transmittal, as well as detailed instructions on how to validly deliver your Common Shares, will be mailed to stockholders on or about August 1, 2007.  BNY shall serve as depositary for the transaction, and its address is P.O. Box 11248, Church Street Station, New York, New York 10286-1248.

On July 16, 2007, the reported closing price of the Common Shares on The Nasdaq Global Market was $32.77.  Holders of Common Shares are urged to obtain a current market quotation for the Common Shares before they make their decision whether or not to exercise the Put Right during the Put Period.

THIS COMMUNICATION IS FOR NOTIFICATION PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL ANY COMMON SHARES.  DEFINITIVE OFFERING AND RELATED DOCUMENTS, IN THE FORM OF TENDER OFFER DOCUMENTATION, WILL BE DISTRIBUTED TO HOLDERS OF COMMON SHARES IN CONNECTION WITH THE COMMENCEMENT OF THE PUT PERIOD ON AUGUST 1, 2007.  THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION INCLUDING A NOTICE OF PUT RIGHT CONTAINING THE TERMS OF THE PUT RIGHT AND THE PRESCRIBED MANNER FOR EXERCISING SUCH RIGHT.  THERAVANCE EXPECTS TO MAIL THESE DOCUMENTS TO THERAVANCE STOCKHOLDERS ON OR ABOUT AUGUST 1, 2007.  HOLDERS OF COMMON SHARES SHOULD REVIEW THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE.  THESE DOCUMENTS WILL BE AVAILABLE FREE OF CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV AND WILL ALSO BE AVAILABLE UPON REQUEST, FREE OF CHARGE, BY CONTACTING THERAVANCE INVESTOR RELATIONS AT (650) 808-4100.